Exhibit 10.1

RETIREMENT AGREEMENT AND RELEASE

This RETIREMENT AGREEMENT AND RELEASE (the “Agreement”) is made by and between Flexsteel Industries, Inc. (the “Company”) and Karel Czanderna (referred to herein as “Executive”) (Executive and the Company, collectively, the “Parties”).

1.            Retirement from Employment. The parties agree that Executive’s employment with the Company ended by reason of her retirement on September 9, 2018 (the “Retirement Date”). Regardless of whether Executive signs this Agreement:

A.           The Company will pay Executive for all wages earned by Executive through the Retirement Date;

B.           The Company will pay to Executive any payment(s) required or owed to Executive pursuant to any vested rights (including rights that vest upon termination) under the Company’s Cash Incentive Compensation Plan, 2013 Omnibus Stock Plan and/or Long-Term Incentive Plan or any Notification of Award pursuant to such plan(s) (the “Incentive Plans”) when any such payment(s) are due;

C.           The Company will reimburse Executive for any reasonable business expenses incurred on behalf of the Company during Executive’s employment, provided that Executive provides the Company with documentation of such expenses in accordance with Company policy within three (3) weeks after the Retirement Date; and

D.            The Company will consider Executive’s separation from employment with the Company as an involuntary termination of Executive’s employment by the Company without Cause and after Executive’s Retirement Date (as defined in the Omnibus Stock Plan) for purposes of: (i) Executive’s severance opportunity pursuant to the letter agreement with the Company executed by Executive on or about June 29, 2012, (“Executive’s Letter Agreement”); and (ii) any Company benefit plan, including without limitation the Incentive Plans.

2.           Retirement Benefits. In exchange for Executive’s execution and acceptance of this Agreement, including the obligations set forth in Section 8 and 9 below, the Company will provide Executive the following (collectively, the “Retirement Benefits”):

A.           A payment in the gross amount of One Million, One Hundred Forty Thousand, Nine Hundred, Forty-Five Dollars ($1,140,945), which amount is equal to eighteen (18) months of Executive’s ending base salary, plus an amount equal to one and one-half (1½) times Executive’s annual incentive bonus for the Company’s most recently completed fiscal year. Executive understands that the payment described in this Section 2A will be paid to Executive on or about the later of: (i) thirty (30) days after the Retirement Date; or (ii) three (3) business days following the end of the cancellation period provided in Section 12 of this Agreement and provided that Executive has not cancelled this Agreement;

B.           If Executive elects to continue Executive’s health insurance coverage under the Company’s group health plan, the Company will, for a total of eighteen (18) months (the “Premium Payment Period”), reimburse Executive for the full monthly insurance premium for such coverage (both employer and employee portions and including premiums for continuation of coverage for any dependents enrolled in such plan on the Retirement Date). The Premium Payment Period shall run concurrently with Executive’s COBRA and any state benefits continuation period. Executive understands Executive is not required to participate in COBRA continuation under the Company’s plan and, instead of electing such coverage, may choose other coverage at Executive’s own expense if Executive prefers to do so. Executive also acknowledges that Executive has received appropriate notice from the Company regarding all benefit continuation rights, and that, in order to receive the premium payment described herein, Executive must timely sign and submit all documentation necessary to elect to continue Executive’s health insurance coverage under the Company’s plan and applicable law;

C.           At the end of the 18-month period of COBRA coverage described in Section 2B above, Executive and Executive’s spouse will no longer be eligible to participate in the Company’s health insurance plan and will be responsible for selecting and purchasing health insurance coverage for Executive and Executive’s spouse. The Company will annually reimburse Executive for the cost of up to Two Thousand Dollars ($2,000) per month of Executive’s monthly premium for such health insurance coverage for each month beginning on April 1, 2020 and continuing ending on May 4, 2021, which reimbursement shall be prorated for the final partial month. All out-of-pocket expenses (including co-pays, deductibles and uncovered medical expenses) are Executive’s responsibility and are not subject to reimbursement. It will be Executive’s responsibility to submit a request for reimbursement to the Corporate Controller of Flexsteel Industries, Inc. with supporting documentation, each January for the previous calendar year. Notwithstanding the foregoing, Executive will not receive the premium reimbursements described in this Section 2C if Executive dies or if Executive becomes eligible, at any time, to participate in a group health insurance plan of any other business or entity; and

D.           The Company will pay for a senior executive level outplacement program selected by Executive and reasonably approved by the Company.

Executive understands that Executive will receive the Retirement Benefits described in this Section 2 only if Executive satisfies all of Executive’s obligations under this Agreement, timely signs this Agreement as described in Section 12 below, and does not cancel this Agreement within the period provided in Section 13 below. Executive understands that if Executive does cancel this Agreement as set forth herein, Executive will not receive such benefits.

3.           No Other Benefits. Executive understands that, except for those items of compensation specifically referenced in or provided through this Agreement, Executive shall receive no other compensation or benefits from the Company and is no longer participating in the Company’s benefit plans, except to the extent Executive is entitled to do so under state and federal benefits continuation laws. All of Executive’s rights under such plans shall be governed in accordance with the terms of such plans. Executive acknowledges receipt of applicable summary plan descriptions relating to such plans.

4.           Executive’s Release of Claims. Executive understands that as part of this Agreement, Executive is receiving the Retirement Benefits that Executive would not otherwise be entitled to receive and that Executive agrees constitute sufficient consideration for all aspects of this Agreement. In return for the Retirement Benefits and the Company’s Release of Claims in Section 6 below, Executive, on behalf of herself and any person or entity that could bring a claim on Executive’s behalf, hereby releases the Company and its subsidiaries, predecessors, successors, assigns and/or affiliated companies, businesses or entities (collectively, “Affiliates” and each, an “Affiliate”), and all of their respective employee benefit plans, plan administrators, trustees, current and former officers, agents, directors, employees, independent contractors, unit holders, shareholders, attorneys, accountants, insurers, representatives, predecessors, successors and assigns, both individually and in any representative capacity (collectively, the “Parties Released by Executive”), from each and every legal claim or demand of any kind, whether known or unknown, existing at any time up to and including the date of this Agreement, including without limitation: (a) any claim or demand in any way arising out of or related to Executive’s employment with and/or separation from employment with any of the Parties Released by Executive; (b) Executive’s Letter Agreement; (c) any other agreement or understanding between the Company and Executive; and (c) any action, conduct, decision or omission by any of the Parties Released by Executive related to Executive.

Executive understands and agrees that this Agreement is a full, final, and complete settlement and release of the Parties Released by Executive of any and all of Executive’s claims, whether known or unknown, including, but not limited to, any claims or rights Executive may have under the Employment Retirement Income Security Act, 29 U.S.C. § 1001, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Equal Pay Act, 29 U.S.C. § 206 et seq., the National Labor Relations Act, 29 U.S.C. § 1501 et seq., any Iowa employment law (including but not limited to the Iowa Civil Rights Act of 1965, Iowa Code § 216.1, et seq., and Iowa Wage Payment Collection Act, Iowa Code § 91A.1, et seq., and any other foreign, federal, states’, or local governments’ laws, regulations, or executive orders governing or relating to employment. Executive further understands and agrees that Executive is releasing any claims Executive may have, whether known or unknown, for payment or grant of compensation, benefits, stock, membership units, equity, securities or options of any kind, fraud or misrepresentation, promissory estoppel, wrongful or constructive discharge, defamation, invasion of privacy, breach of any legal duty (including any fiduciary duty), breach of covenant of good faith and fair dealing, reprisal or retaliation, breach of contract, unjust enrichment, negligence, negligent hiring, supervision and retention, intentional or negligent infliction of emotional distress, and any other claims arising under any law. Executive further agrees that if any claim that Executive releases in this Agreement is prosecuted in Executive’s name before any court or administrative agency, Executive will waive any benefits Executive might otherwise obtain through such prosecution and will not take any award of money, compensation, or any other damages or award from such suit.

5.           Exclusions from Executive’s Release of Claims. Notwithstanding any other provision of this Agreement, Executive does not release:

A.           Any right Executive may have under this Agreement;

B.           Any vested right to any payment(s) the Company is required to make pursuant to the Company’s Cash Incentive Compensation Plan and/or Long-Term Incentive Plan or any Notification of Award pursuant to such plan(s);

C.           Any vested rights that Executive may have under any Notification of Award pursuant to the Company’s Omnibus Stock Plan;

D.           Any rights Executive may have due to her status as a shareholder of the Company and that are equivalent to the rights of any other Company shareholder;

E.           Any benefits provided upon termination of employment under any employee benefit plan of the Company, in accordance with the terms of such plan, other than benefits provided under an Excluded Plan. For purposes of this Section 5E, “Excluded Plan” means any employee benefit plan related to severance, separation pay, or supplemental unemployment benefits. For purposes of clarity, Executive’s rights or claims, if any, related to any Excluded Plan are released by Executive pursuant to Section 4 above;

F.           Executive’s rights to indemnification and insurance coverage against third party claims; and

G.           Any claims that arise after (or arise from acts occurring after) the date that Executive signs this Agreement.

6.           The Company’s Release of Claims. In consideration of Executive’s release of claims and the commitments and representations made by Executive through this Agreement, the Company, on behalf of itself and any person or entity that could bring a claim on the Company’s behalf, hereby releases Executive and Executive’s spouse, heirs, family members, representatives, attorneys and agents (collectively, the “Parties Released by the Company”) from all claims or demands, whether known or unknown, existing at any time up to and including the Retirement Date, including without limitation any claim or demand: (a) in any way arising out of or related to any action, conduct, decision or omission by Executive related to the Company or Executive’s management of the Company; or (b) in any way arising out of or related to Executive’s employment with and/or separation from employment with the Company. The Company understands that this Agreement is a full, final and complete settlement and release of all of its claims against Executive for payment of any kind, fraud or misrepresentation, negligence, breach of contract, promissory estoppel, defamation, invasion of privacy, breach of covenant of good faith and fair dealing, breach of any fiduciary duty, intentional or negligent infliction of emotional distress, and any other claims arising under common law, and any rights and claims under any foreign, federal, states’ (including Iowa’s) or local governments’ laws, regulations, or executive orders. Notwithstanding the foregoing, neither this Section 6 nor any other provision of this Agreement releases the Company’s rights under or pursuant to this Agreement.

7.           Return of Property. Executive hereby certifies and affirms that Executive has returned to the Company all Confidential Information, as defined below, and all other property of the Company, or of the Company’s customers or affiliated entities that had been in Executive’s possession or control. Executive has returned all originals, copies of, or electronically stored documents or other materials containing Confidential Information, regardless of who prepared them, and any other Company property, including, but not limited to, any phones, electronic devices, computers, keys, records, manuals, books, documents (including all letters, email messages, memoranda, notes, notebooks, and reports). In the case of electronically stored files, documents or information outside of the Company’s electronic systems, Executive has made a copy of such information, turned that copy over to the Company, and destroyed all electronically stored files, documents or information formerly in Executive’s possession or control.

8.           Confidential Information.

A.           Definition of Confidential Information. For purposes hereof, “Confidential Information” means any non-public information, whether or not reduced to writing, regarding the Company or any of its Affiliates or any of their employees, managers, directors, representatives, suppliers, vendors, shareholders, owners, members, customers, or other third parties or entities with whom the Company or any such Affiliate does business, which Executive received, learned of or developed during any period that Executive provided services to the Company or its Affiliates. Confidential Information includes, but is not limited to, trade secrets, financial information, personnel policies, key personnel information and any other proprietary information or knowledge of the Company or its Affiliates, including existing or contemplated products, services, profit margins, fee schedules, pricing, design, processes, formulae, business plans, sales techniques, marketing techniques, training methods, manuals and materials, policies or practices related to business, personnel or other matters, computer databases, computer programs, software and other technology, customer lists, customer preferences or requirements, vendor lists or supply information. Any information disclosed to Executive or to which Executive had access that Executive reasonably considered to be Confidential Information, or which the Company or any of its Affiliates considered to be Confidential Information, will be deemed Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any information that has become known or available to the general public, other than as a result of Executive’s breach of this Agreement.

B.           Restrictions. Executive agrees not to, directly or indirectly, retain, use or disclose any Confidential Information after the Retirement Date unless expressly authorized by the Company to do so. Executive recognizes that the Confidential Information constitutes a valuable asset of the Company and its Affiliates and agrees to act in such a manner as to prevent such information’s disclosure and use by any person in any manner not expressly authorized by the Company in writing to receive or use such information. Executive understands that Executive’s obligations under this Section 8 are unconditional and shall not be excused by any conduct on the part of the Company, except: (i) prior voluntary disclosure by the Company of the information, other than by Executive; or (ii) express written authorization of the Company.

C.           Immunity for Certain Limited Disclosures. Notwithstanding any other provision of this Agreement, Executive understands that Executive may in accordance with any applicable law, including but not limited to the federal Defend Trade Secrets Act, disclose Company information, including trade secrets, as follows: (a) in confidence, to federal, state, or local government officials, or to an attorney of Executive, for the sole purpose of reporting or investigating a suspected violation of law; or (b) in a document filed in a lawsuit or other legal proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with any applicable law or create liability for disclosures expressly allowed by law.

D.           Compelled Disclosure. In the event a third party seeks to compel, at any time, Executive’s disclosure of any information that may include Confidential Information by judicial or administrative process, Executive will, to the extent permitted by law, promptly notify the Company of such occurrence and furnish a copy of the demand, summons, subpoena, or other process served upon Executive to compel such disclosure and will permit the Company to assume, at the Company’s expense, but with Executive’s cooperation, defense of such disclosure demanded or requested. In the event that the Company refuses to contest such third party disclosure demand under judicial or administrative process, or if a final judicial order is issued compelling Executive’s disclosure of Confidential Information, Executive shall be entitled to disclose such specific information, and only such specific information, in compliance with the specific terms of such administrative or judicial process or order without violating Executive’s obligations under this Agreement.

9.           Unfair Competition.

A.           Acknowledgment. Executive acknowledges that: (a) the services Executive performed for the Company as its most senior officer were of a special and unique nature; (b) the Company operates in a highly competitive environment and would be substantially harmed if Executive were to compete with the Company or divulge its Confidential Information; (c) Executive is receiving valuable and sufficient consideration for entering into this Agreement, including the Retirement Benefits described in Section 2, above; and (d) the provisions of this Section 9, including all of its subparts, are reasonable and necessary to protect the Company’s appropriate business interests.

B.           Covenant Not to Compete. Executive agrees that for a period of eighteen (18) months following the Retirement Date (the “Restricted Period”), Executive will not, directly or indirectly, hold any ownership interest in (except as a stockholder of a public company in which Executive owns less than three percent (3%) of the issued and outstanding capital stock of such company), manage, control, serve on the Board of Directors of, or render services of any kind, in any capacity, to any Competitive Person or Entity, as defined below. For purposes of this Agreement:

(i) “Competitive Person or Entity” means any person or entity that: (a) competes with the Company, or plans to Compete with the Company, in a Restricted Territory; or (b) markets or manufactures, or plans to market or manufacture, products or services in or for a Restricted Territory that are similar to or interchangeable with the products or services marketed or manufactured by the Company during Executive’s last two (2) years of employment with the Company; and

(ii) “Restricted Territory” includes any portion, area, or region located in Canada, Mexico, the United States of America, or Europe.

C.           Covenant Not to Solicit, Service, or Interfere with Customers. Executive agrees that, during the Restricted Period, Executive will not, directly or indirectly, solicit, contact, discuss with, or provide services to any Customer regarding or concerning any Competitive Person or Entity, as defined above, or otherwise take any action that attempts to or may actually diminish the business with, or purchases from, the Company with respect to any Customer. For purposes of this Agreement, a “Customer” includes any person or entity that has purchased any product or service from the Company or that the Company is attempting to sell any product or services as of the Retirement Date or that the Company has attempted to sell any product or service in the two (2) year period before the Retirement Date.

D.           Covenant Not to Solicit or Service Employees, Customers, and Business Relations. Executive agrees that, during the Restricted Period, Executive will not, directly or indirectly, attempt to or actually solicit, recruit, hire, or encourage any employee, vendor, supplier, consultant, independent contractor, subcontractor, or other business contact of the Company to terminate or diminish his, her, or its relationship or business with the Company. This Section 9D shall not prohibit Executive from, upon request, providing a letter of reference regarding any individual who has not been employed by the Company for at least three (3) months, provided that Executive does not breach any other obligation under this Agreement.

E.           Disclosure of Obligations. Executive agrees that, during the Restricted Period, Executive will, prior to accepting employment or any other business relationship with any other person or entity, inform that person or entity of Executive’s obligations under Sections 8 and 9 of this Agreement. Similarly, Executive hereby authorizes the Company to notify any other person or entity during the Restricted Period, including, without limitation, Executive’s future employers, future partners, and Customers, as defined above, of the existence of this Agreement and Executive’s obligations under Sections 7 through 11 of this Agreement.

F.           Extension of Restricted Period. If the Company obtains a court order or judgment finding that Executive has violated any portion of this Section 9, Executive agrees that the Restricted Period will be extended for a period of time equal to the period between the Retirement Date and such court order or judgment.

10.          Mutual Non-disparagement. Executive agrees not to directly or indirectly disparage or otherwise make any comment or statement that casts an unfavorable light upon the Company or any Affiliate, or any of their directors, officers, employees, representatives or agents. The Company agrees that it will instruct the members of the Company’s Board of Directors and the Company’s officers not to directly or indirectly disparage or otherwise make any comment or statement that casts an unfavorable light upon Executive. Notwithstanding the foregoing, this provision shall not preclude the Company or Executive from making truthful statements to any government agency or pursuant to any lawful subpoena.

11.          Cooperation. Executive agrees to cooperate with the Company as follows:

A.           Legal Proceedings. In the event that any legal proceeding arises in which the Company or any Affiliate deems Executive’s testimony or participation to be relevant or necessary, Executive agrees to make herself reasonably available and to cooperate with the Company or such Affiliate in connection with the proceeding by providing testimony through affidavit, in a deposition, or at a hearing or trial, or otherwise assisting the Company or Affiliate with respect to the proceeding. This provision is not intended to affect the substance of any testimony that Executive is asked to provide. Rather, Executive agrees to provide truthful testimony and to otherwise assist the Company or Affiliate in light of and in full compliance will all applicable laws. The Company will instruct its counsel to use commercially reasonable efforts to schedule any proceeding requiring Executive’s attendance in a manner that will minimize interference with Executive’s personal and professional plans and obligations, and will reimburse Executive for all out-of-pocket expenses incurred by Executive in providing assistance pursuant to this Section 11.A. If such assistance is required by the Company after the end of the Restricted Period, defined above, the Company and Executive will agree on a reasonable hourly rate solely to compensate Executive for the time spent by Executive providing such cooperation and during which Executive is not free to engage in other pursuits.

B.           Consultation. In the event any questions arise with regard to information or subject that Executive developed, of which Executive had knowledge, or with which Executive otherwise was involved during Executive’s employment with the Company, Executive agrees that during the Restricted Period, Executive will cooperate with and respond to any reasonable request by the Company or any affiliated company for advice, opinions, or other information responsive to the question posed. Such consultation shall be limited to an aggregate total of twenty (20) hours of consultation without any additional compensation or payment to Executive by the Company.

12.          Period for Review and Consideration. Executive understands that Executive was given this Agreement on the Retirement Date and was provided twenty-two (22) days, until October 1, 2018, to review and consider this Agreement before signing it. Executive is advised by the Company to consult with an attorney of Executive’s choosing before signing this Agreement. Executive further understands that Executive is allowed to use as much of this review period as Executive wishes prior to signing this Agreement. Executive and the Company agree that during this 22-day period the Company made changes to this Agreement based on requests made by Executive. Executive and the Company agree that these changes, whether material or immaterial, do not restart the running of Employee’s 22-day consideration period. Executive understands that if Executive wishes to accept this Agreement, Executive must sign it and return it to Eric Rangen, Chair, Board of Directors, Flexsteel Industries, Inc., 385 Bell Street, Dubuque, IA 52001 or to Mr. Rangen by electronic transmission of a copy signed by Executive (which facsimile shall be effective for acceptance) to: ptgboy@aol.com, or the offer of this Agreement shall be automatically revoked.

13.          Opportunity to Rescind. Executive understands that Executive may rescind and cancel Executive’s acceptance of this Agreement for any reason within seven (7) days after Executive has signed it. If Executive decides to cancel this Agreement and mail Executive’s notice of cancellation, Executive understands that it must be postmarked within the seven (7) day period and addressed to Eric Rangen, Chair, Board of Directors, Flexsteel Industries, Inc., 385 Bell Street, Dubuque, IA 52001, and must be sent by certified mail, return receipt requested.

14.          Miscellaneous.

A.           Complete Agreement. Executive understands that this Agreement contains the entire agreement regarding the subject matter hereof and supersedes and replaces any prior written or oral promises, understandings, or agreements regarding such subject matter. There are no other written or oral promises, understandings, or agreements regarding such subject matter in effect.

B.           Non-Interference. Nothing in this Agreement is intended to or shall preclude Executive from cooperating with any appropriate federal, state or local government agency in connection with any investigation or proceeding conducted by any such agency.

C.           Applicable Law, Exclusive Venue. This Agreement, Executive’s and the Company’s rights hereunder, and any issues related to this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Iowa, without regard to any state’s choice of law principles or rules. The exclusive venue for any action hereunder or related to this Agreement, or the subject matter of this Agreement, shall be in the State of Iowa, whether or not such venue is or subsequently becomes inconvenient, and the Company and Executive consent to the exclusive jurisdiction of the state and federal courts in the State of Iowa.

D.           Payments/Taxes. Executive understands that all amounts paid under this Agreement shall be subject to normal withholdings or such other treatment as the Company believes in good faith is required by law. No representations as to tax consequences of this Agreement have been made to Executive by the Company or any of its representatives.

E.           Modification by the Parties. Executive understands that this Agreement shall not be modified or amended except by a written instrument signed by the Company and Executive. In addition, Executive understands that no waiver of any provision of this Agreement shall be binding unless set forth in a writing signed by the party effecting the waiver. Any waiver by either party shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

F.           Remedies. Executive acknowledge and agree that a violation of this Agreement, including but not limited to, Executive’s obligations under Sections 7, 8 and 9, including those sections’ subparts, would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violations would be inadequate. In recognition of the foregoing, Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement, and without any necessity of proof of actual damages or posting any bond, the Company will have the right to enforce this Agreement by specific remedies which include, among other things, temporary and permanent injunctions. In the event of any litigation involving this Agreement, regardless of which party commences such litigation, in addition to any other damages allowed by law, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses incurred in such litigation.

G.           Severability, Blue Pencil. Executive understands that the invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in full force and effect. Moreover, if one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with then applicable law.

H.           Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this Agreement with and obtain advice from Executive’s private attorney, that Executive has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and that Executive is knowingly and voluntarily entering into this Agreement. No representations as to tax or other consequences of this Agreement have been made to Executive by the Company or its representatives.

I.             Indemnification and Insurance Coverage. Executive’s right to indemnification pursuant to Article XIII of the Company’s Amendment and Restated Bylaws, as in effect on the Retirement Date, shall be considered a contractual right that shall not be diminished by any subsequent amendment to the Bylaws. Executive shall continue to be covered by any directors and officers, fiduciary liability, employment practices, or similar liability insurance policy maintained by the Company at the level at which current Board members and the Company’s current most senior executive officers are covered.

15.           Signature. Executive has read this Agreement, knows its contents and has signed it as a free and voluntary act having had adequate opportunity to consider its terms and conditions and to consult with counsel of Executive’s choosing. This Agreement may be executed in counterparts, each of which, when so executed, shall together constitute and be one and the same instrument.

The parties have signed this Retirement Agreement and Release on the dates set forth next to their respective signatures.

Date: September 21, 2018	/s/ Karel Czanderna
Karel Czanderna

Date: September 21, 2018	Flexsteel Industries, Inc.

/s/ Eric Rangen

	By	Eric Rangen

	Its	Chair, Board of Directors

GP:4817-2968-7409

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